Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement, dated as of April 19, 2023 (the “Amendment”), is made to that certain Employment Agreement (the “Agreement”), dated as of April 3, 2023, between Dominari Securities LLC (the “Company”) and Soo Yu (the “Employee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, Section 7(d) of the Agreement provides for the payment to Employee of $8,000,000.00 in three substantially equal payments of $2,666,666.00;

WHEREAS, the Company and the Employee wish to reduce the aggregate payments due under Section 7(d) from $8,000,000.00 to $7,800,000.00.

NOW, THEREFORE, the Company and the Company hereby agree as follows:

Section 7(d) of the Agreement is hereby amended to read as follows:

D.	“Notwithstanding and in addition to the foregoing and contingent on the Employee meeting each or any of the production hurdles set forth below, the Company shall pay the Employee in three payments (collectively, the “Payments”) based on an aggregate amount of eight million dollars ($7,800,000.00) (“the Production Payment”) payable to the Employee on the following terms:

(i)	Payment One – contingent upon the Employee completing all required registrations and providing binding commitments and opening accounts for Clients with assets under management or account value of at least $50,000,000, then Payment One shall be deemed earned by Employee and due and owing from Company to Employee in the amount of $2,400,000.00;

(ii)	Payment Two - contingent upon the Employee providing binding commitments and opening accounts for Clients with assets under management or account value of at least $150,000,000 in the aggregate, then Payment Two shall be deemed earned by Employee and due and owing from Company to Employee in the amount of $2,700,000.00; and

(iii)	Payment Three - contingent upon the Employee providing binding commitments and opening accounts for Clients with assets under management or account value of at least $560,000,000 in the aggregate then Payment Three shall be deemed earned by Employee and due and owing from Company to Employee in the amount of $2,700,000.00.

Each Payment shall be made when the threshold in sub-section (i), (ii) or (iii) are met, and there is no obligation to meet all three thresholds to receive any Payment. In addition, and for avoidance of doubt, the account values are inclusive of prior account values (for example the $150,000,000 for Payment Two may and will include the $50,000,000 in assets counted for Payment One). Each of the Payments described in this section shall be paid to the Employee as soon as administratively feasible after the date on which the conditions for a given Payment are met but no later than 30 days, and provided that Company is in full compliance with its net capital and other regulatory requirements at that time, fifty percent (50%) in cash and fifty percent (50%) in shares of its parent company, Dominari Holdings, Inc., the number of such shares to be determined based on the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such market for the day of payment, as reported in The Wall Street Journal or such other source as the Company deems reliable; provided, that the Company’s failure to be in compliance with its net capital requirements shall not relieve the Company of its obligations hereunder. To the extent that the Company is not so in compliance then the Company shall use its best efforts to cure any failure through such means as reasonably available including reducing expenses or raising capital. Once cured, the Company shall have 30 days to pay the applicable Payment(s).”

Section 7(e)(ii) of the Agreement is hereby amended to read as follows:

(ii)	“The portion of a Payment which shall be subject to the Clawback Rights shall be determined by multiplying the relevant Payment by a fraction, the numerator of which is the number of full months remaining in the Clawback Period and the denominator of which is eighty-four (84). For example, if Payment One ($2,400,000.00) is paid on June 1, 2023, the Clawback Period shall end on May 31, 2030. If the Employee is terminated by the Company without Cause or resigns for Good Reason on December 15, 2025, the amount subject to the Company’s Clawback Rights would be $1,542,857.14 (54/84 x $2,400,000.00). The amount subject to the Company’s Clawback Rights, if any, shall be paid by the Employee entirely in cash.”

Except as specifically provided herein, the terms and conditions of the Agreement shall remain in full force and effect and the rights and obligations of the parties thereunder shall, except as specifically provided herein, be unaffected by this Amendment and shall continue as provided in such documents and shall not be in any way changed, modified or superseded by the terms set forth herein. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

DOMINARI SECURITIES LLC

By:	/s/ Scott Noah
	Name:	Scott Noah
	Title:	President

EMPLOYEE

By:	/s/ Soo Yu
	Name:	Soo Yu

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